AGREEMENT
AGREEMENT made as of the 16th day of Nov., 2006, by and between:

Medarts Medical System , Inc. with an address at 6/F E Yang International Mansion,#27 Science&Technology Road, Xi’an Hi-Tech Industry Development Zone, Xi’an PRC 710075(“SELLER”);

and

Zhang Jianhua (“PURCHASER”).

R E C I T A L S:

FIRST, SELLER is the owner of 100,000 shares of common stock of Medarts Medical System, Inc., a Delaware corporation (“Medarts”).

SECOND, SELLER desires to sell all 100,000 of his issued and outstanding shares in Medarts to PURCHASER in consideration of the following.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.0  Transfer of Shares.

          SELLER hereby transfers and delivers 100,000 of its issued and outstanding shares in Medarts to PURCHASER in consideration of $30,000. Upon receipt of the consideration, SELLER will immediately forward the 100,000 Medarts shares to PURCHASER.

2.0       Representations and Warranties of SELLER. SELLER hereby represents and warrants to PURCHASERS that:

2.1       Authority. SELLER has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SELLER and constitutes a valid and binding instrument, enforceable in accordance with its terms.

2.2 Resignation. SELLER represents that it is the sole shareholder of Medarts and that PURCHASER is purchasing all of the issued and outstanding shares of Medarts. SELLER hereby agrees that upon receipt of the consideration set forth above, it is relinquishing all interest in the 100,000 shares of Medarts stock. In addition, upon execution of this agreement, SELLER all of the current officers and directors shall resign as officers and directors of Medarts.

2.3       Compliance with Other Instruments. The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which SELLER is a party or by which SELLER is bound.

2.4       Title to SELLER’S shares in Medarts. SELLER is the sole legal and beneficial owner of its shares in Medarts and has good and marketable title thereto, free and clear of any liens, claims, rights and encumbrances.

2.5       No Claims; Indemnity. There are currently no claims or lawsuits threatened or pending against Medarts or SELLER as the owner of the Medarts shares, and SELLER is unaware of any conditions or circumstances that would lead to or justify the filing of any claim or lawsuit. If, after the consummation of this transaction and the transfer of the Medarts shares from SELLER to PURCHASER any claim or lawsuit shall be filed against Medarts or PURCHASER (as the owner of the Medarts shares), arising out of any circumstances whatsoever prior to transfer of the shares, SELLER shall defend, indemnify and hold PURCHASER harmless from and against any and all such claims or lawsuits or any awards or judgments granted thereunder.

3.0       Representations and Warranties of PURCHASER. PURCHASER hereby unconditionally represents and warrants to SELLER that:

3.1       Authority. PURCHASER has the power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions
Contemplated hereby. This Agreement has been duly executed and delivered by PURCHASER and constitutes a valid and binding instrument, enforceable in accordance with its terms.

3.2       Compliance with Other Instruments. The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which PURCHASER is a party or by which PURCHASER is bound.

3.3 Rule 144 Restriction. PURCHASER hereby agrees that such shares are restricted pursuant to Rule 144 and therefore subject to Rule 144 resale requirements.

4.0       Notices. Notice shall be given by certified mail, return receipt requested, the date of notice being deemed the date of postmarking. Notice, unless either party has notified the other of an alternative address as provided hereunder, shall be sent to the address as set forth herein.

5.0       Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Delaware.

6.0       Severability. In the event that any term, covenant, condition, or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or Agreement shall in no way affect any other term, covenant, condition or provision or Agreement contained herein, which shall remain in full force and effect.

7.0       Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement has been entered into after full investigation.

8.0        Invalidity.      If any paragraph of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, Paragraph, section or part of this Agreement.

9.0 Gender and Number. Words importing a particular gender mean and include the other gender and words importing a singular number mean and include the plural number and vice versa, unless the context clearly indicated to the contrary.

10.0     Amendments. No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, except as herein otherwise provided.

11.       No Assignments. Neither party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

12.        Waiver of Counsel. PURCHASER and SELLER hereby acknowledge that they have the right to obtain legal counsel for this transaction. In addition, both parties hereby acknowledge that Anslow & Jaclin, LLP represents Medarts and no other party in this transaction. It has drafted this agreement for convenience purposes only.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have signed this Agreement by their duly authorized officers the day and year first above written.
SELLER:

Medarts Medical System, Inc.

By:/s/  Wang Jun

PURCHASER:

By: /s/ Zhang Jianhua